Exhibit 99.1
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com	Media Contact Michael Lane D +1 610 358 6388 Michael.Lane@axalta.com

For Immediate Release

Axalta Completes Acquisition of U-Pol
GLEN MILLS, PA, September 15, 2021 — Axalta Coating Systems (NYSE: AXTA), a leading global supplier of liquid and powder coatings, today announced that it has successfully completed the previously announced acquisition of U-POL Holdings Limited (“U-POL”). The acquisition of U-POL, a leading supplier of paint, protective coatings and accessories primarily for the automotive aftermarket, strengthens Axalta’s global refinish leadership position and supports its broader growth strategy.
“The acquisition of U-POL is another step in Axalta’s growth strategy and strengthens our global leadership position in the refinish coatings segment,” said Robert Bryant, Axalta’s Chief Executive Officer. “The addition of U-POL’s team, industry expertise, and operations strengthen our capabilities and provide a strong platform for future growth. We’ll work to make the integration of U-POL as seamless as possible, while maintaining high levels of service to our customers. I’m pleased to welcome our newest team members to the Axalta family and look forward to all we can accomplish together as one Axalta.”
U-POL’s portfolio of high-quality automotive refinishing products and accessories include fillers, coatings, aerosols, adhesives, and paint related products as well as other automotive aftermarket protective coatings. The addition of these offerings will expand Axalta’s addressable market into the important and growing mainstream and economy refinish segments. Axalta will accelerate the growth of U-POL’s product portfolios by increasing market access through Axalta’s existing sales and distribution channels while leveraging U-POL’s distribution channels to extend the reach of Axalta’s refinish coatings portfolio to new customers.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries, including the expected benefits of Axalta’s acquisition of U-POL. Forward-looking statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements may involve risks and uncertainties, including, but not limited to, the effects of COVID-19 and Axalta’s ability to achieve the expected benefits of the transaction. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
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